UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2006

QUINCY ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-31501	98-0218264
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

309 Center Street, Hancock, MI 49930
(Address of principal executive offices, including zip code)

(906) 370-4695
(Registrant's telephone Number, including area code)

Item 1.01

Entry Into a Material Definitive Agreement

Agreement and Plan of Merger

On March 9, 2006, we entered into an Agreement and Plan of Merger with Energy Metals Corporation and EMC Acquisition Corp., a wholly-owned subsidiary of Energy Metals, whereby, subject to the approval of the stockholders of our company and Energy Metals, and subject to regulatory approval, we will merge with and into EMC Acquisition Corp., with our company becoming a wholly owned subsidiary of Energy Metals.

The Agreement and Plan of Merger contemplates that:

(a)

each share of our company will be converted into the right to receive 0.20 shares of common stock of Energy Metals rounded up to the nearest whole share of Energy Metals;

(b)

each stock option granted under our company’s stock option plan will be converted into a stock option to acquire common shares of Energy Metals on the same terms as the original stock options except that (i) each such stock option will become immediately exercisable for the number of shares that were issuable upon exercise of such stock option multiplied by 0.20 rounded down to the nearest whole number of shares, (ii) the per share exercise price will be equal to the quotient determined by dividing the exercise price at which such stock option was exercisable by 0.20, rounded up to the nearest whole cent, and (iii) stock options held by persons whose involvement with our company or Energy Metals is terminated on or prior to the consummation of the merger, will expire after a period of ninety (90) days from the consummation of the merger; and

(c)

each share purchase warrant issued by our company will continue and will allow the holder to acquire common shares of Energy Metals on the same terms as the original share purchase warrant except that (i) each share purchase warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of common shares of Energy Metals equal to the product of the number of shares that were issuable upon exercise of such share purchase warrant multiplied by 0.20, rounded down to the nearest whole number of shares and (ii) the per share exercise price will be equal to the quotient determined by dividing the exercise price per share purchase warrant, rounded up to the nearest whole cent.

Conduct of Business

From March 9, 2006 to the closing date of the merger, we have agreed that we will conduct our business in the ordinary course, and to use commercially reasonable efforts to preserve intact our business organization, maintain existing relations and goodwill with creditors, lessors, employees and business associates and keep available the services of our present key employees and agents.  In addition, we have agreed, among other things, not to take certain other actions without Energy Metals’ prior consent.

Other Proposals and Transactions

We have agreed not to, directly or indirectly, solicit, initiate, encourage, accept, approve or recommend any proposals or transactions involving our company regarding any merger, amalgamation, restructuring, take-over bid, reorganization, business combination or other similar transaction.  However, our board of directors will not be prevented from considering, negotiating, approving or recommending to our stockholders an unsolicited and bona fide proposal or transaction which our board determines in good faith, after consultation with its financial and legal advisors, that would, if consummated result in a transaction more favorable to our security holders than the merger with Energy Metals.  In the event we receive a proposal or transaction which is more favorable to our security holders than the merger with Energy Metals, then we will provide Energy Metals with the opportunity to match or exceed the consideration of such proposal or transaction.

Closing of the Merger

Consummation of the merger is subject to certain conditions, including the following conditions, among others:

(a)

the stockholders of our company and Energy Metals will have approved the merger;

(b)

the receipt of all regulatory approvals, including approval from the California Department of Corporations as to the fairness of the merger to our stockholders;

(c)

the shares of Energy Metals to be issued to our stockholders pursuant to the merger or on exercise of any outstanding options and warrants issued pursuant to the merger will have been approved for listing on the TSX Venture Exchange;

(d)

the merger will be consummated on or before May 31, 2006 or such later date as the parties, acting reasonably, may agree to in writing; and

(e)

up to the date of the completion of the merger, there will have been no change, condition, effect, event or occurrence which has or is reasonably likely or expected to have a material adverse effect on the other party, on the merger or on the combined business that will result from the completion of the merger.

Termination of the Agreement and Plan of Merger

We may terminate the Agreement and Plan of Merger if, among others:

(a)

Energy Metals is in breach of any of its representations, warranties, covenants or other agreements contained in the Agreement and Plan of Merger in any material respect and such breach is not capable of being cured or is not cured within five business days of such notice;

(b)

any of the conditions for the benefit of our company contained in the Agreement and Plan of Merger are not satisfied or waived on or before May 31, 2006 (or such later date as our company may agree);

(c)

the approval of the merger by our stockholders and the stockholders of Energy Metals has not been obtained by April 30, 2006 or such later date as Energy Metals and our company may agree;

(d)

our company receives a proposal or transaction which is more favorable to our security holders than the merger with Energy Metals which Energy Metals chooses not to match or exceed;

If we terminate the Agreement and Plan of Merger because we have received a proposal or transaction which is more favorable to our security holders than the merger with Energy Metals, we will pay to Energy Metals a termination fee equal to 0.04 multiplied by the product of $0.63 multiplied by the number of our shares issued and outstanding on the date of such termination.

If Energy Metals terminates the Merger Agreement for any reason, Energy Metals will pay to our company a termination fee of $500,000 on the date of such termination.

Shareholders Meeting and Closing

The merger will be completed after all of the conditions to completion of the merger are satisfied or waived, including approval of the merger proposal at a meeting of the stockholders of our company, which we anticipate will be held in late April, 2006.  We will complete the merger as promptly as possible following the receipt of all necessary approvals, subject to the satisfaction or waiver of the other conditions to the merger.  We currently expect the merger to be completed in May, 2006.

Item 9.01

Financial Statements and Exhibits

(d)  Exhibits

99.1

Press Release dated March 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINCY ENERGY CORP.

Per:  “James N. Fairbairn”

James N. Fairbairn

Chief Financial Officer

Dated:  March 14, 2006